As Filed with the Securities and Exchange Commission on August 19, 2002 Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________________

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

                                                                              LSB INDUSTRIES, INC.
                                                   (Exact name of registrant as specified in its charter)

       Delaware                                                                                                 73-1015226
(State of Incorporation)                                                                                                       (I.R.S. Employer Identification No.)

16 South Pennsylvania Avenue, Oklahoma City, Oklahoma 73107
(Address of principal executive offices) (Zip Code)

1998 Stock Option and Incentive Plan

Outside Directors Stock Purchase Plan

(Full Title of Plan)

Heidi L. Brown, Esquire
Vice President and Managing Counsel
LSB INDUSTRIES, INC.
16 South Pennsylvania
Post Office Box 754
Oklahoma City, Oklahoma 73101
                (405) 235-4546
(Telephone number, including area code of
agent for service)

Copy to: Irwin H. Steinhorn, Esquire CONNER & WINTERS, P.C. One Leadership Square, Suite 1700 211 North Robinson Oklahoma City, Oklahoma 73102

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock to be issued under the 1998 Stock Option and Incentive Plan	987,800	$1.25 - $3.00	$1,425,823	$131.18
Common Stock to be issued under the Outside Directors Stock Purchase Plan	400,000	$1.25 - $3.23	$1,054,400	$97.00

(1)     Estimated in accordance with Rule 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of the price at which options granted under the Outside
         Director Stock Purchase Plan may be exercised and, with respect to shares of Common
         Stock not subject to outstanding options, on the basis of $3.23 per share, such amount being the average of the high and low price of the Common Stock as reported on the
         NASDAQ Bulletin Board on August 16, 2002.

(2)     The maximum offering price per share and the maximum aggregate offering price are based upon the following prices at which outstanding options granted under the Outside
         Directors Stock Purchase Plan and the 1998 Stock Option and Incentive Plan may be
         exercised:

	Number of Shares of Common Stock Subject to Outstanding Options	Exercise Price Per Share of Common Stock	Aggregate Offering Price
	749,800	$1.25	$ 937,250
	253,500	$1.375	$ 348,563
	87,000	$2.73	$ 237,510
	17,500	$3.00	$ 52,500

TOTALS	1,107,800		$1,575,823

Number of Shares of Common Stock Available for Future Options	Exercise Price Per Share of Common Stock	Aggregate Offering Price
280,000	$3.23*	$ 904,400

*    $3.23 is the average of the high and low price of the Common Stock as reported on the NASDAQ Bulletin Board on August 16, 2002.

LSB INDUSTRIES, INC.
REGISTRATION STATEMENT ON FORM S-8

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

          There are hereby incorporated by reference in this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission:

          1.     The Company's Annual Report on Form 10-K for the year ended December 31,
                  2001, filed on April 1, 2002 pursuant to Section 13 of the Securities Exchange
                  Act of 1934, as amended (the "Exchange Act");

          2.     The Company's Annual Report on Form 10-K/A for the year ended December 31,
                  2001, filed on April 23, 2002 pursuant to Section 13 of the Exchange Act;

          3.     The Company's Quarterly Report on Form 10-Q for the three months ended
                  March 31, 2002, filed on May 20, 2002 pursuant to Section 13 of the Exchange Act;

          4.     The Company's Quarterly Report on Form 10-Q for the three months and six months ended June 30, 2002, filed on August 19, 2002 pursuant to Section 13 of the Exchange Act;

          5.     The Company's current reports on Form 8-K (Date of Event: May 24, 2002) filed on June 10, 2002; (Date of Event: March 11, 2002) filed on March 22, 2002; and

          6.     The description of the Company's Common Stock contained in the Company's
                  Registration Statement on Form 8-A dated August 16, 1994, pursuant to Section
                  12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

          All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.     Description of Securities.

          Not applicable.

Item 5.     Interests of Named Experts and Counsel.

          Counsel for the Company, Conner & Winters, P.C., One Leadership Square, Suite 1700, 211 North Robinson, Oklahoma City, Oklahoma 73102, has rendered an opinion as to the validity of the Common Stock being registered.

Item 6.     Indemnification of Directors and Officers.

          The Company's Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided Section 174 of Delaware General Corporation Law or (iv) for transactions from which the director derived an improper personal benefit.

          The Company carries officer and director liability insurance with respect to certain matters, including matters arising under the Securities Act of 1933, as amended (the "Securities Act").

          Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors and officers of the Corporation pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

          Not Applicable.

Item 8.     Exhibits.

          Exhibit
          Number                                                       Description

             4.1               Outside Director Stock Purchase Plan, effective June 24, 1999

             4.2               Form of Outside Director Stock Purchase Agreement

             4.3               1998 Stock Option and Incentive Plan, effective August 13, 1998

             4.4               Form of Incentive Stock Option Agreement

             4.5               Form of Incentive Stock Option Agreement (10% Shareholder)

             5.1               Opinion of Conner & Winters, P.C.

             15.1             Letter of Acknowledgment regarding unaudited interim financial information

             23.1             Consent of Ernst & Young LLP

             23.2             Consent of Conner & Winters, P.C. (contained in Exhibit 5.1)

             24.1             Power of Attorney (see page II-6)

Item 9.     Undertakings.

          A.     The undersigned registrant hereby undertakes:

                   (1)     To file, during any period in which offers or sales are being made, a post-
                             effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   (2)     That, for the purpose of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                   (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          B.     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of Oklahoma City, Oklahoma on August 19, 2002.

                                                                              LSB INDUSTRIES, INC.

                                                                              By  /s/ Jack E. Golsen
                                                                                   Jack E. Golsen, President and
                                                                                   Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below, each such person being a member of the Board of Directors of LSB Industries, Inc., hereby constitutes and appoints Jack E. Golsen and Heidi L. Brown, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do them in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes, shall do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on August 19, 2002, by the following persons in the capacities indicated:

    /s/ Jack E. Golsen                                                     President, Chief Executive Officer,
Jack E. Golsen                                                             Chairman of the Board and Director
                                                                                    (Principal Executive Officer)

     /s/ Tony M. Shelby                                                  Senior Vice President of Finance
Tony M. Shelby                                                           and Director
                                                                                    (Principal Financial Officer)

     /s/ Jim D. Jones                                                      Vice President, Controller and Treasurer
Jim D. Jones                                                                (Principal Accounting Officer)

     /s/ Raymond B. Ackerman                                      Director
Raymond B. Ackerman

     /s/ Charles A. Burtch                                               Director
Charles A. Burtch

     /s/ Robert C. Brown                                                Director
Robert C. Brown

    /s/ Grant Donovan                                                     Director
Grant Donovan

                                                                                    Director
Dr. Allen Ford

    /s/ Barry H. Golsen                                                   Director
Barry H. Golsen

     /s/ David R. Goss                                                    Director
David R. Goss

    /s/ Bernard G. Ille                                                     Director
Bernard G. Ille

    /s/ Donald W. Munson                                              Director
Donald W. Munson

   /s/ Horace G. Rhodes                                                 Director
Horace G. Rhodes